ENDOCHOICE HOLDINGS, INC.

ISRAELI APPENDIX TO

2015 OMNIBUS EQUITY INCENTIVE PLAN

ENDOCHOICE HOLDINGS, INC.
ISRAELI APPENDIX TO
2015 OMNIBUS EQUITY INCENTIVE PLAN

1.	Special Provisions for Persons who are Israeli Taxpayers
1.1    This Appendix (the “Appendix”) to the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) is made and entered effective as of September 23, 2015 (the “Effective Date”).
1.2    The provisions specified hereunder apply only to persons who are subject to taxation by the State of Israel with respect to the Award (as defined below).
1.3    This Appendix applies with respect to the Awards under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted under the Plan Eligible Employees (as defined below) from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix complies with, and is subject to the ITO (as defined below) and Section 102 (as defined below).
1.4    The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

2.	Definitions.
Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:
“3(i) Award” means an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is NOT an Eligible 102 Participant.
“102 Capital Gains Track” means the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be.
“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.
“102 Earned Income Track” means the tax track set forth in Section 102(b)(1) of the ITO.
“102 Earned Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Earned Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes 102 Capital Gains Track Grants or 102 Earned Income Track Grants.
“Affiliate” means any affiliate that is an “employing company” within the meaning of Section 102(a) of the ITO.
“Controlling Equityholder” shall have the meaning ascribed to such term in Section 32(9) of the ITO.
“Election” means the Company’s election of the type of 102 Trustee Grants (i.e., 102 Capital Gains Track or 102 Earned Income Track) that it will make under the Plan, as filed with the ITA.
“Eligible Employee” means (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company, and (ii) selected non-employee agents, consultants, advisers and independent contractors of the Company, or any parent or subsidiary of the Company, to whom Awards shall be made, under the Plan, by the Board of Directors or the Committee (if applicable).
“Eligible 102 Participant” means an individual employed by the Company or by an Affiliate or an individual who is serving as an office holder of the Company or an Affiliate, who is not a Controlling Equityholder.
“ITA” means the Israeli Tax Authority.
“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the ITO Rules, and any ruling issued by the ITA with respect to awards granted under this Appendix, all as may be amended from time to time.
“ITO Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003 as may be amended from time to time.
“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO.
“Required Holding Period” means the requisite period prescribed by Section 102 and the ITO Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which an Award granted by the Company and any Underlying Shares must be held by the Trustee for the benefit of the person to whom it was granted.
“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time.
“Trustee” means a person or entity designated by the Board of Directors or the Committee (if applicable) to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

“Trust Agreement” means the agreement(s) between the Company and the Trustee regarding Awards granted under this Appendix, as in effect from time to time.
"Underlying Shares" means Shares issued upon the exercise or vesting of an award.

3.	Types of Grants and Section 102 Election.
3.1    Grants of Awards made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO as the case may be, as 102 Capital Gains Track Grants, or (b) Section 102(b)(1) of the ITO as 102 Earned Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it elects to make only after the lapse of at least 12 months from the end of the calendar year in which the first Award was granted pursuant to the previous Election, in accordance with Section 102. The Company shall be allowed to grant only the type of 102 Trustee Grants it has elected, and such Election shall apply to all Participants who were granted 102 Trustee Grants during the period indicated herein, all in accordance with the provisions of Section 102(g) of the ITO. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.
3.2    Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Appendix. Eligible Employees who are not Eligible 102 Participants may be granted only 3(i) Awards under this Appendix.
3.3    No 102 Trustee Grants may be made effective pursuant to this Appendix before the lapse of 30 days from the date on which the requisite filings required by the ITO and the ITO Rules have been filed with the ITA. The provision of this paragraph is subject to any ruling issued by the ITA which may provide for a shorter period.
3.4    The Award agreement or documents evidencing the Award granted pursuant to the Plan and this Appendix shall indicate whether the Award is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the Award is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant.

4.	Terms And Conditions of 102 Trustee Grants.
4.1    Each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, in accordance with the provisions of Section 102 and the Trust Agreement.
4.2    Each 102 Trustee Grant granted to an Eligible 102 Participant shall be deposited with and held by the Trustee and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Award and any such Shares; provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO; or (ii) the Trustee and/or the Company withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grant or Shares issued thereunder and held by it prior to the full payment of the Eligible 102 Participant 's applicable tax liabilities.
4.3    Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or any Award agreement that is not consistent therewith. Any provision of the ITO and any approvals by the ITA not expressly specified in this Appendix or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Eligible 102 Participant, the Trustee, the Company and its Affiliates. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the ITO Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.
4.4    During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Award or Shares and other securities received subsequently following any realization of rights derived from Award or Shares (including distributions) to the Eligible 102 Participant or to a third party, unless permitted to do so by the applicable law. Notwithstanding the foregoing and subject to more restrictive provisions of the Plan, the Trustee may, pursuant to a written request of the Eligible 102 Participant and subject to the ITO, release and transfer such Units to the Eligible 102 Participant or to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Units have been withheld; and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to terms of the Articles of Incorporation of the Company, the Plan, any applicable agreement and any applicable law. A sale or release during the Required Holding Period will result in adverse tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the ITO Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.5    In the event additional rights, including bonus Shares, are granted with respect to Shares which were granted as 102 Trustee Grants, such rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the rights were granted. Such additional rights shall be subject to the same tax treatment applicable to the relevant Award with respect to which the rights were granted. In the event of a cash distribution on an Award or a Share, the Trustee shall transfer the distribution proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.
4.6    A Share that may be issued pursuant to an Award which is granted as a 102 Trustee Grant shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such Share is issued after the Required Holding Period has lapsed, the Share issued shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and pays all taxes which apply to the issuance of the Award and transfer of the Share.
4.7    Notwithstanding anything to the contrary in the Plan, or the applicable Award agreement no Award qualifying as a 102 Trustee Grant shall be substituted for payment in cash or any other form of consideration, including an Award or Share, in the absence of an express approval of the ITA in advance for such substitution.
4.8    Notwithstanding anything to the contrary in the Plan, the shares of stock subject to Awards granted under the Plan to Eligible 102 Participants shall be authorized and unissued Shares to the exclusion of previously issued Shares acquired by the Company or its Subsidiary or Affiliates as such term is defined in the Plan.

5.	Fair Market Value
Without derogating from of the provisions of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s equity securities are listed on any established stock exchange or a national market system or if the Company’s equity securities will be registered for trading within ninety (90) days following the date of grant of the 102 Capital Gains Track Grant, the fair market value of the equity securities at the date of grant shall be determined in accordance with the average value of the Company’s equity securities on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	Assignability.
As long as an Award or Share is held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Award or the Share are personal, cannot be transferred, assigned, pledged or mortgaged voluntarily, and shall not be subject to any proxy or assignment deed whether immediately effective or effective at a future date, other than by will or operation of law. If such Award or Unit has been transferred by will or by operation of law, the provisions of the ITO and Section 102 will apply with respect to the heirs or the transferees of the Eligible 102 Participant, as the case may be.

7.	Tax Consequences.
7.1    Any tax consequences arising from the grant of any Award or from any other event or act (of the Company, or its Affiliates, and the Trustee or the Eligible Employee), hereunder, shall be borne solely by the Eligible Employee. The Company, its Affiliates and the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Eligible Employee shall agree to indemnify the Company, its Affiliates and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee. The Company, its Affiliates or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan or the sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Eligible Employee, (ii) requiring an Eligible Employee to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Share, or (iii) by causing the sale of Shares held by or on behalf of an Eligible Employee to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Eligible Employee will be required to pay any amount which exceeds the tax to be withheld and remitted to the tax authorities, pursuant to applicable tax laws, regulations and rules.
7.2    With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company or its Affiliate a security or guarantee for the payment of tax due at the time of sale of a Share to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the ITO Rules.

8.	Governing Law and Jurisdiction.
Notwithstanding any other provision of the Plan, with respect to Eligible Employees subject to this Appendix, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

9.	Securities Laws.
Without derogation from any provisions of the Plan, all grants pursuant to this Appendix shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.
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